Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No.1 to Registration Statement No. 333-203384 on Form S-8, in Registration Statement No. 333-211065 on Form F-3 and in Registration Statements No. 333-222195 and 333-219047 on Form F-1 of our report dated April 4, 2018, relating to the financial statements and financial statement schedules of Check-Cap Ltd. (the “Company”) (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph regarding substantial doubts about the ability of the Company to continue as a going concern), appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2017.

Brightman Almagor Zohar & Co.
Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu Limited

Tel Aviv, Israel
 April 4, 2018